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                                                                    EXHIBIT 99.2

COMPANY CONTACT:                             MEDIA CONTACTS:
---------------                              --------------
Andrew Wiseman, Ph.D.                        Virginia Amann or Trista Morrison
Sr. Director of Business Development         Atkins & Associates
La Jolla Pharmaceutical Company              for La Jolla Pharmaceutical Company
858-646-6615                                 858-527-3490
andrew.wiseman@ljpc.com                      tmorrison@irpr.com


                         LA JOLLA PHARMACEUTICAL COMPANY
                  REPORTS FOURTH QUARTER 2002 FINANCIAL RESULTS

SAN DIEGO, MARCH 4, 2003 -- La Jolla Pharmaceutical Company (Nasdaq: LJPC), reported a net loss for the fourth quarter ended December 31, 2002 of $13.2 million or $0.31 per share (on 42.4 million weighted average shares) compared to a net loss of $6.7 million or $0.19 per share (on 35.3 million weighted average shares) for the fourth quarter of 2001. The net loss for the year ended December 31, 2002 was $43.3 million or $1.03 per share (on 42.0 million weighted average shares) compared to a net loss of $24.7 million or $0.71 per share (on 34.6 million weighted average shares) for the same period in 2001.

Research and development expenses increased to $11.3 million and $37.7 million for the three and twelve months ended December 31, 2002, respectively, compared to $5.9 million and $23.2 million for the comparable periods in 2001. The increase was primarily due to expenses associated with the Phase III clinical trial of Riquent(TM), the Company's lupus drug candidate, which was initiated in September 2000 and completed in December 2002, and the on-going open-label follow-on clinical trial of Riquent(TM), which was initiated in July 2002. The increase was also due to the Phase I/II clinical trial of LJP 1082, the Company's thrombosis drug candidate, which was initiated in November 2001 and completed in October 2002.

Cash, cash equivalents and short-term investments as of December 31, 2002 were $52.7 million compared to $47.0 million as of December 31, 2001. In January 2002, the Company sold 7.0 million shares of its common stock in a private placement for net proceeds of approximately $48.3 million. The Company anticipates that its existing cash, investments and interest earned thereon will be sufficient to fund the Company's operations as currently planned into the first quarter of 2004, assuming that it does not undertake significant commercialization activities for Riquent(TM).

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe. The Company is developing Riquent(TM), formerly known as LJP 394, for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing LJP 1082 for the treatment of antibody-mediated thrombosis, a condition in which patients suffer from recurrent stroke, deep-vein thrombosis and other thrombotic events. The Company's
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common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit our Web site: http://www.ljpc.com.

Except for historical statements, this press release contains forward-looking statements involving significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those which express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. Although we expect to meet with the U.S. Food and Drug Administration ("FDA") to discuss the results of our Phase III trial of Riquent(TM), there is no guarantee that a meeting with the FDA can be held in a timely manner, or at all, or that our meetings with them will result in us being able to continue to develop Riquent(TM). Our analyses of clinical results of Riquent(TM), previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus ("lupus"), and LJP 1082, our drug candidate for the treatment of antibody-mediated thrombosis ("thrombosis"), are ongoing and could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit or may reveal a potential safety issue requiring us to develop new candidates. Our blood test to measure the binding affinity for Riquent(TM) is experimental, has not been validated by independent laboratories, may require regulatory approval, and may be necessary for the approval and the commercialization of Riquent(TM). Our other potential drug candidates are at earlier stages of development and involve comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date may not be indicative of future results. In any event, the FDA may require additional clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; FDA approval of our manufacturing facilities and processes; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing, and sales experience; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; our need for additional financing; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Registration Statement on Form S-3, filed December 10, 2002, our Annual Report on Form 10-K for the year ended December 31, 2001, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

                                       ###
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LA JOLLA PHARMACEUTICAL COMPANY

CONDENSED FINANCIAL STATEMENTS (IN THOUSANDS, EXCEPT PER SHARE DATA)


SUMMARY OF OPERATIONS

                                                           THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                               DECEMBER 31,                  DECEMBER 31,
                                                               (UNAUDITED)
                                                           2002           2001           2002           2001
                                                         --------       --------       --------       --------
Research and development expenses                        $ 11,343       $  5,875       $ 37,696       $ 23,228
General and administrative expenses                         2,087          1,318          6,944          4,268
                                                         --------       --------       --------       --------
    Total expenses                                         13,430          7,193         44,640         27,496

Loss from operations                                      (13,430)        (7,193)       (44,640)       (27,496)

Interest income                                               300            518          1,373          2,843
Interest expense                                              (29)            (7)           (51)           (30)
                                                         --------       --------       --------       --------
Net loss                                                 $(13,159)      $ (6,682)      $(43,318)      $(24,683)
                                                         ========       ========       ========       ========
Basic and diluted net loss per share                     $  (0.31)      $  (0.19)      $  (1.03)      $  (0.71)
                                                         ========       ========       ========       ========
Shares used in computing basic and diluted net loss
     per share                                             42,427         35,255         42,046         34,604
                                                         ========       ========       ========       ========

BALANCE SHEET INFORMATION

                                                      DECEMBER 31,    DECEMBER 31,
                                                         2002            2001
                                                      ------------    ------------
ASSETS
Cash, cash equivalents, and short-term investments      $52,725          $46,960
Other assets                                              9,139            4,726
                                                        -------          -------
Total assets                                            $61,864          $51,686
                                                        =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                             $ 8,065          $ 3,141
Stockholders' equity                                     53,799           48,545
                                                        -------          -------
Total liabilities and stockholders' equity              $61,864          $51,686
                                                        =======          =======